RBS North America Services, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Telephone: 203.625.2700
September 18, 2007
www.rbsgc.com
Strictly Private & Confidential
John Fawcett

Dear John:

On behalf of RBS North America Services, Inc. (“RBS”), I am pleased to extend you an offer of employment on the following terms and conditions. The terms in this offer supersede those in previous correspondence. Your employment with RBS will commence on or before 26th November 2007.

POSITION AND FUNCTION.

You shall be employed as Chief Finance Officer, RBS North America or in such other capacity of like status as RBS designates, based within a 50 mile radius of New York, New York, or in Stamford, Connecticut, reporting to the President and CEO, RBS North America and Group Finance Director, RBS Group or such other person as RBS may specify from time to time. Your employment will require domestic and international travel appropriate to your duties and responsibilities. RBS reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, and branch of RBS or their respective successors, (collectively “affiliates”). During normal business hours, you will devote your full time and best professional efforts to RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America, and The Royal Bank of Scotland Group Plc (“the Group”).

COMPENSATION.

(i)You will be paid a base salary of $300,000 per annum, payable bi-weekly less appropriate deductions.

(ii)
In addition, you will be eligible for consideration for an annual discretionary bonus contingent on your and the firm’s satisfactory performance. At RBS, bonus compensation is discretionary and not generally guaranteed, however for calendar year 2007 only, provided you have not resigned, given notice of your intent to resign or been terminated for Wrongful Conduct (as defined below) prior to the payment date, you are guaranteed a minimum bonus of $1,800,000 (“Guaranteed Compensation”). Any Guaranteed Compensation owed to you will be paid in cash in March 2008 when bonuses are paid to RBS employees generally. All amounts will be subject to required tax and other withholdings.

(iii)
Each year, The Group will award deferred compensation to you with an on-target economic value of $550,000, whether this be in the form of restricted stock, performance shares, options or a mix of these long term vehicles. The deferred compensation vehicle for our newly formed RBS America entity is not yet finalized. If the annualized economic value of awards to you under the standard RBS America long-term incentive structure is less than the value stated above, we will adjust other elements of your package to keep the overall compensation value whole. Our default position would be to deliver the deferred compensation value as restricted stock.

STOCK AND PERFORMANCE BONUS BUYOUT

For your performance bonus payment from CitiGroup for performance in 2007, that will be foregone on your departure from CitiGroup, we will compensate you on the following basis:

One off award of conditional RBS shares worth, at the time of your appointment, $550,000, vesting March 2008.

For your outstanding unvested deferred compensation awards from CitiGroup, we will compensate you for the value foregone on the following basis:

For the awards due to vest Jan 2008, with a value of $180,000, we will make a cash payment payable on the date your employment commences.

For the awards due to vest Jan 2009, with a value of $180,000, we will make an award of RBS conditional shares to that value, vesting 1st Jan 2009. The number of shares constituting your awards will be based on the Group’s share price on the date your employment commences.

For the awards vesting Jan 2010, with a value of $180,000, we will make an award of RBS conditional shares to that value, vesting 1st Jan 2010. The number of shares constituting your awards will be based on the Group’s share price on the date your employment commences.

The Conditional Shares that make up this Award will be transferred to you as soon as is reasonably practicable after the vesting dates shown above, provided you remain in service with the Group to that date and are not serving notice, and subject to the payment of any relevant income tax and social security liabilities.

You are not entitled to any rights of membership, such as dividends, until the shares are transferred to you.

The Company reserves the right to withhold transfer of the Conditional Shares pending the outcome of any disciplinary procedures for conduct or performance which the Company could treat as grounds for dismissal, and refuse transfer of the restricted shares if you are subsequently dismissed.

BENEFITS.

You shall be entitled to 4 weeks vacation in each calendar year and such other benefits as are provided to senior managers of RBS generally, and shall be subject to the personnel policies applicable to RBS employees. As a full-time employee, you are eligible to participate in the RBS employee benefits program, which includes medical, dental, disability, accident and life insurance coverage as well as a 401(k) Retirement Savings Plan. Some of these plans require contributions for coverage that are made through payroll deductions. You should note that your coverage for these plans becomes effective when you submit your completed enrollment forms to Human Resources provided you enroll within 30 days of your start date and you are actively at work on that date. All benefit plans are subject to modification or termination at the firm’s discretion.

TERMINATION FOR WRONGFUL CONDUCT.

For purposes of the above, Wrongful Conduct means (a) your conviction of or plea of guilty or nolo contendere to a felony or to a misdemeanor involving dishonesty; (b) your misconduct or gross negligence in the conduct of your duties, including the failure to abide by reasonable instructions of RBS management; (c) a determination by RBS that you have violated the Federal or state securities laws or regulations; (d) fraud or embezzlement against RBS or its clients; or (e) a determination by RBS that you have committed a material violation of the Group’s Global Code of Conduct and other written policies which have been communicated to you in writing; or (f) a determination by RBS that you have engaged in conduct which is materially injurious to the business or reputation of RBS.

NOTICE OF INTENT TO LEAVE AND NON-SOLICITATION.

You agree that (i) you will provide RBS with 90 days’ prior notice of your intent to leave the employ of RBS for any reason; (ii) for the duration of your employment and for a period of 90 days thereafter, you will not directly or indirectly, solicit, hire, or assist in soliciting or hiring, any person who is employed during such period by RBS or its affiliates; nor will you induce any such person to: (a) terminate his or her employment with RBS or its affiliates or (b) accept employment with anyone other than RBS or its affiliates; and, (iii) for a period of 90 days following termination of your employment, you will not directly or indirectly solicit, or assist in soliciting for business any customer introduced to you by RBS or its parent The Group, or any customer of RBS or its affiliates with whom you had material contact during your employment by RBS nor will you induce or encourage any such customer to terminate its relationship with RBS or its affiliates or to divert business away from RBS or its affiliates; and, (iv) for a period of 90 days following termination of your employment, you will not hold any position as employee, director, officer, consultant, partner, agent or principal in or with any business which is the same or similar type to the business of RBS or its affiliates and which is or is likely to be or which becomes a business in competition with RBS or its affiliates; provided that the foregoing restrictions following termination of your employment shall not apply if RBS terminates your employment other than for Wrongful Conduct.

You agree that the provisions of clauses (i), (ii), (iii) and (iv) of the preceding paragraph are reasonable and survive the Guaranteed Compensation payment date and that in the event you violate any of them, you acknowledge that RBS will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to immediate injunctive or other equitable relief. You hereby acknowledge that but for these provisions, RBS would not agree to the financial commitment contemplated by this letter agreement.

EMPLOYEE REPRESENTATIONS.

In accepting this offer, you represent and warrant to RBS that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with RBS or which would result in any additional payment from RBS, You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for RBS.

You understand that as a condition of your employment, you will be asked to complete various benefit and legal forms, including an acknowledgment of policies and procedures, a confidentiality and assignment of developments agreement, and an arbitration agreement. If you currently have any brokerage account(s), please bring your account information including the account number(s), the brokerage firm’s name and address; and your broker’s name on your first day of employment. You will also need birth dates and social security numbers of any dependents you wish to cover under the benefits program.

This offer is also contingent upon your ability to provide documents which prove your identity and demonstrate your authorization to work in the United States. A list of acceptable documentation is included in the enclosed materials. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 days of your start date, you must be removed from the firm’s payroll.

Please note that employment with RBS is at-will, meaning that your employment may be terminated at any time with or without cause, and with or without notice, at the option of either RBS or yourself and therefore the above-compensation guarantee does not guarantee continued employment with RBS, and nothing in this letter should be construed as creating a contract of employment for a fixed duration.

You agree that no agreements or representations, verbal or written, with respect to the subject matter of our offer have been made to you other than those set forth in this letter. To the extent any such agreements or representations were made, this letter supersedes any and all previous offers, statements, agreements and representations made to you in the course of discussions and negotiations for this position.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to us by 24th September 2007.

John, congratulations. We look forward to your joining the firm.

Very truly yours,
/s/ Rebekah Brummell___________________________
Rebekah Brummell
Human Resources Business Partner
RBS North America Services, Inc.

Accepted and Agreed:
/s/ John Fawcett_________________________________
John Fawcett

EXECUTIVE AGREEMENT ADDENDUM

This EXECUTIVE EMPLOYMENT AGREEMENT ADDENDUM (the "Addendum") is made as of August 14, 2014 by and between Citizens Financial Group, Inc. (the "Company") and John Fawcett ("Executive").

This Addendum is a supplement to your offer letter dated September 18, 2007. The terms of this Addendum shall be incorporated by reference therein and become terms and conditions of your continued employment. The terms of this Addendum shall supersede any conflicting terms found in your offer letter. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto.

TERMS AND CONDITIONS:

Section 1. At-Will Employment and Notice of Intent to Leave.

(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of his employment relationship with the Company. Both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate his employment without advance notice. Executive may terminate his employment for any reason (a “Resignation”) effective 90 days following his delivery of written notice of termination to the Company's Board of Directors (the “Notice Period”).

(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice Period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (“Garden Leave”). During any period of Garden Leave:

(i)Executive will remain an employee of the Company and will continue to be paid his then base salary and continue to be eligible for employee benefits, excluding any discretionary award;

(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with his transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate his office to his personal residence for all or part of his Garden Leave;

(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices; and

(iv)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any of its parents or subsidiaries.

Section 2. Non-Solicitation.

(a)Non-Solicitation of Employees. Executive agrees that, at any time during his employment with the Company, its parents, subsidiaries, affiliates or any successor organization, and during the 12 month period following Executive's termination of employment for any reason ("Restricted Period"), Executive shall not, directly or indirectly, hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any of its parents, subsidiaries or affiliates during the Restricted Period, nor shall Executive directly or indirectly induce any Company employee to terminate his or her employment or accept employment with anyone other than the Company, or otherwise interfere with the relationship between the Company and any of its employees, during the Restricted Period.

(b)Non-Solicitation of, and Non-Interference with, Customers and Vendors. Executive agrees that during his employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of the Company, its parents, subsidiaries or affiliates nor will Executive induce or encourage any such customer to terminate its relationship with the Company, its parents, subsidiaries or affiliates or to divert business away from the Company, its parents, subsidiaries or affiliates, provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.

(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that his employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate his for agreeing to all restrictions contained in this Addendum. Executive also acknowledges, represents and warrants that his knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions.

(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Executive, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)Non-Compete. The Company hereby agrees to revoke the non-compete provision in your September 18, 2007 offer letter.

Section 3. Confidentiality; Ownership of Materials; Duty to Return Company Property.

(a)Confidential Information. Executive may not at any time (whether during his employment with the Company or after termination for any reason) disclose to any unauthorized person, firm or corporation or use or attempt to use for his own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its parents, subsidiaries or affiliates, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company or Company affiliate information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.

(b)Exclusions. The provisions of this Section 3 shall not apply to:

(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii)the discharge by Executive of his duties hereunder or where his use or disclosure of the information has otherwise been properly authorized by the Company;

(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation; or

(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.

(c)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company, including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company and all other matters relating to such customers, clients or suppliers and connections.

(d)Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his employment (whether during or after) are and shall remain the sole property of the Company and, following his termination of employment or at any other time upon the Company’s request, to the extent within his possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(e)Reasonableness. Executive agrees that the undertakings set forth in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company and its members both during, and after the termination of, Executive's employment, and that the benefits Executive receives through continued employment are sufficient compensation for these restrictions.

Section 4. Intellectual Property and Developments.

(a)Executive agrees that all developments and intellectual property are the sole and exclusive property of the Company and hereby assigns all rights to such developments and intellectual property to the Company. Executive agrees, at the Company’s expense at any time during his employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all developments and intellectual property; however, the Company will have no obligation to compensate Executive for his time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Section is intended to require assignment of any of his rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on his own time, and which invention Executive can prove: (i) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (ii) does not result from any work performed by Executive for the Company.  To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government.  Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 4.

(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.

Section 5. Certain Agreements.

(a)Data Protection. Executive shall familiarize himself with the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of his employment.

(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during his employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to his personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise his right of access to such records.

(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage his personal finances responsibly. The Company requires that Executive draw to the attention of his manager any serious debt or significant financial difficulties that he may have, including those which result in court action being taken against Executive.

Section 6. Medical Exams.

Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

Section 7. Tax Compliance.

All compensation paid to Executive is intended to, and reasonably believed to, comply with Internal Revenue Code Section 409A as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion.

Section 8. Remedies.

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of his failure to observe any of his obligations of Sections 2, 3 or 4 of this Addendum. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Addendum shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should he violate the provisions of Section 2 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 2 of this Addendum, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 2, 3 and 4 of this Addendum, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.

Section 9. Dispute Resolution; Mediation and Arbitration.

Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Addendum or his employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Labor Arbitration Rules and Mediation Procedures (the “AAA Labor Rules”). Disputes encompassed by this Section 9 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Labor Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Labor Rules. The Company will be responsible for the arbitration charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Labor Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Labor Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 6 hereof.

In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Labor Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

Section 10. Severance.

In the event Executive is made redundant or otherwise has his employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.

Section 11. Miscellaneous.

(a)Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of law’s provisions thereof.

(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.

(c)Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.

(d)Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto including by fax or electronic pdf.

ACCEPTED AND AGREED:

/s/ John Fawcett
John Fawcett